Exhibit 10.15


                 Amended and Restated Short-Term Incentive Plan

A.    Purpose

      Establish and reinforce an entrepreneurial culture which values smart risk-taking and continuous innovation to maximize operating results and shareholder value. This executive compensation philosophy is best described as "high risk, high reward".

B.    Short-Term Incentive Plan (STIP)

      1.  Targets for any or all of Economic Profit (EP), Net Operating Profit
          (NOP) and Earnings Per Share (EPS) are established annually as part of the Company's semi-annual planning cycle. Targets must be achieved after payment of STIP and charges for restricted stock and stock options.

      2.  STIP has one funding pool.

      3. The amount of the STIP funding pool is based on business performance, specific incentive targets for each executive and individual executive performance. The intention of the Compensation Committee is to award the entire pool, once earned; but it (the Compensation Committee) retains the discretion to raise or lower the pool total, as dictated by overall business performance. STIP, if earned, is paid twice a year as follows:

          a.  Less than 85% of Target, no STIP payout.

          b. Greater than 85%, STIP payout in accordance with percentage of net operating profit as determined by Compensation Committee.

      4. Compensation Committee can award a STIP even if not earned pursuant to the formula above to reward significant performance improvements on other operating achievements which may be outside the targeted metrics.

      5. Targets for EP, NOP and EPS vary semi-annually. Payouts for the first half of each year are tied to the projections for that period prepared in the Fall of the preceding year, STIP awards, if earned, for the second half of each year are tied to projections prepared in the Spring of the year in questions.

      6. The Compensation Committee approves the pool total, when earned and calculated.

      7. The CEO recommends to the Committee and the Committee approves awards for the corporate officers. The Compensation Committee reviews and recommends to the Board the STIP awards for the CEO.

      8. The President of each Segment allocates the pool for his executives based on their targets and performance, in consultation with the CEO.